UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-11(c) or §240.14a-12

NOVAMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐		Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

April 20, 2007

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Stockholders of NovaMed, Inc., to be held at 2:00 p.m. Central Time, on Wednesday, May 23, 2007, at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611.

     The attached Notice of Annual Meeting and Proxy Statement describes the election of two directors which is the only matter that we expect to be acted upon at the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please vote now, either by telephone or the Internet as provided in the enclosed instructions, or by completing, signing and dating the enclosed proxy card and promptly returning it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

     We look forward to seeing you on May 23, 2007, and encourage you to vote as soon as possible.

Sincerely,

Thomas S. Hall
Chairman, President and Chief Executive Officer

_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007
_____________________

To the Stockholders of NovaMed, Inc.:

     The 2007 Annual Meeting of Stockholders of NovaMed, Inc. (the “Company”) will be held at 2:00 p.m. Central Time, on Wednesday, May 23, 2007, at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, for the following purposes:

(1)	To elect two Class II directors to the Company’s Board of Directors; and

(2)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on April 6, 2007, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

John W. Lawrence, Jr.
Secretary

Chicago, Illinois
April 20, 2007

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE NOW, EITHER BY TELEPHONE OR THE INTERNET AS PROVIDED IN THE ENCLOSED INSTRUCTIONS, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

NovaMed, Inc.
980 North Michigan Avenue, Suite 1620
Chicago, Illinois 60611
(312) 664-4100

______________________

PROXY STATEMENT
______________________

     The accompanying proxy is solicited by the Board of Directors (the “Board of Directors”) of NovaMed, Inc., a Delaware corporation (the “Company”), for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m. Central Time, Wednesday, May 23, 2007, at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, and any adjournments or postponements thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about April 20, 2007.

     Record Date and Outstanding Shares — The Board of Directors has fixed the close of business on April 6, 2007 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. As of the Record Date, the Company had outstanding 24,372,568 shares of its common stock, par value $.01 per share (the “Common Stock”). Each outstanding share of Common Stock is entitled to one vote on all matters to properly come before the Annual Meeting.

     Voting of Proxies — Thomas S. Hall and Scott T. Macomber, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. Hall and Macomber are executive officers of the Company and Mr. Hall is also a director of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting (attendance at the Annual Meeting will not, by itself, revoke a proxy).

     If you are a registered stockholder (i.e,. you hold your NovaMed Common Stock in certificate form), you may vote by mail, telephone or the Internet. To vote by mail, please complete, sign and return the enclosed form of proxy. To vote by telephone or the Internet, follow the instructions attached to your proxy card. If you vote by telephone or the Internet, you will appoint Messrs. Hall and Macomber as your proxies with the same authority as if you had signed and returned the enclosed form of proxy. The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on Tuesday, May 22, 2007.

     If your shares are held in a stock brokerage account or by a bank or other nominee (sometimes referred to as being held in “street name”), you are considered the beneficial owner of those shares. Your broker, bank or other nominee is considered the stockholder of record of those shares and is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not directly vote those shares unless you obtain a signed proxy from the record holder giving you the right to do so. Your broker, bank or other nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions and the broker does not have discretionary authority to vote on a particular matter, your shares will constitute broker non-votes for that matter.

     Required Vote — The vote of a plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for the Class II directors. Stockholders are not allowed to cumulate their votes in the election of directors.

     Quorum; Abstentions and Broker Non-Votes — The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, and the inspector of elections will determine whether or not a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the vote for directors.

     Annual Report to Stockholders; Householding — The Company’s Annual Report to Stockholders for the year ended December 31, 2006 (the “2006 Annual Report”), containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement. If you and others who share your mailing address own Common Stock in street name, meaning through a bank or brokerage firm or other nominee, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2006 Annual Report have been sent to your address. Each stockholder will continue to receive a separate voting instruction form.

     If you would like to revoke your consent to householding and in the future receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please submit a request to our Secretary in writing addressed to NovaMed, Inc., 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611, or by telephone at (312) 664-4100.

     If you would like an additional copy of the 2006 Annual Report or this Proxy Statement, these documents are available in digital form for download or review by visiting “Financial Reports” and “SEC Filings” on our Investor Relations page at www.novamed.com. Alternatively, we will promptly send a copy to you upon your request to us by mail to Investor Relations, NovaMed, Inc., 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611, or by calling (312) 664-4100.

PROPOSAL 1
ELECTION OF DIRECTORS

     The Company’s Board of Directors currently consists of six directors. Article V of the Company’s Certificate of Incorporation provides that the Board of Directors will be divided into three classes, with each class serving for a term of three years. At the Annual Meeting, two Class II directors will be elected for a term of three years expiring at the Company’s 2010 Annual Meeting of Stockholders. Both of the nominees are presently serving as directors of the Company. See “Nominees” below.

     The four directors whose terms of office do not expire in 2007 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See “Other Directors” below.

     If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected.

NOMINEES

     The names of the nominees for the office of director, together with certain information concerning the nominees, are set forth below:

			Served as	Current
			Director	Term
Name	Age	Position with Company	Since	Expires
Robert J. Kelly (1)(2)	62	Lead Director	2004	2007
C.A. Lance Piccolo (1)(2)(3)	66	Director	2000	2007
____________________

(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Member of Nominating Committee.

     Mr. Kelly has been a director of the Company since April 2004. Mr. Kelly served as Chairman of the Board of Directors from November 2005 until February 2007, at which time he was appointed to his current position of Lead Director. Prior to serving as Chairman of the Board, Mr. Kelly served as the Presiding Director of the Company’s Board of Directors from April 2005 to November 2005. Mr. Kelly is an independent consultant providing services to small businesses. From 2000 to 2001, Mr. Kelly served as Executive Vice President and Chief Financial Officer of Celarix, Inc., a company that provides enterprise level solutions for logistics over the Internet. From 1997 to 2000, Mr. Kelly served as Chief Financial Officer of Summit Autonomous, Inc., a manufacturer of excimer lasers that was acquired by Alcon Laboratories, Inc. in 2000. Previously, from 1992 to 1997, Mr. Kelly served as Chief Financial Officer of Bull HN Information Systems, Inc., the U.S. subsidiary of Groupe Bull, an international information technology company based in France.

     Mr. Piccolo has been a director of the Company since November 2000. Mr. Piccolo has been the President and Chief Executive Officer of HealthPic Consultants, Inc., a strategic healthcare consulting firm, since 1997. From November 2004 to November 2006, Mr. Piccolo served as Chairman and Chief Executive Officer of Benchmark Medical, Inc., a provider of outpatient physical rehabilitation services, and he continues to serve as a director. In 1996 Mr. Piccolo served as Chairman and Chief Executive Officer of Caremark International, Inc. Mr. Piccolo also currently serves as a director of Chemtura Corporation, a polymer and specialty products manufacturer, and as a director of CVS/Caremark Corporation, an integrated pharmacy services provider. Mr. Piccolo serves on the Board of Trustees for the University of Chicago Hospitals and Health System and Lake Forest Hospital.

     Messrs. Kelly and Piccolo are not officers or employees of the Company or its subsidiaries, and they do not have any other relationships with the Company which, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment in carrying out their responsibilities as a director.

     The Board of Directors recommends that stockholders vote FOR each nominee for election as a Class II director.

OTHER DIRECTORS

     The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are duly elected and qualified.

				Current
			Served as	Term
Name	Age	Position with Company	Director Since	Expires
Thomas S. Hall	46	President, Chief Executive Officer and	2005	2009
		Chairman of the Board of Directors
R. Judd Jessup (1)(2)(3)	59	Director	1998	2009
Scott H. Kirk, M.D.	54	Director	1995	2008
Steven V. Napolitano	47	Director	1997	2008
____________________

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Nominating Committee.

     Mr. Hall has served as President and Chief Executive Officer, and has been a member of our Board of Directors, since November 14, 2005. Mr. Hall was appointed Chairman of the Board on February 21, 2007. From April 2003 to October 2005, Mr. Hall served as President and Chief Operating Officer of Matria Healthcare, Inc., after having joined Matria in October 2002 as Executive Vice President and Chief Operating Officer. Matria provides disease management programs to health plans and employers. From 2000 to 2002, Mr. Hall was President and Chief Executive Officer of TSH & Associates, an independent consulting and management services company. From 1997 to 1999, Mr. Hall held several executive positions that included President of ADP TotalSource, a division of Automated Data Processing, Inc. (ADP). Mr. Hall also served in senior management positions with Riscorp, Inc., an insurance holding company, and USAir Express/Chautauqua Airlines.

     Mr. Jessup has been a director of the Company since November 1998. He is currently a director of CorVel Corporation, an independent nationwide provider of medical cost containment and managed care services. Mr. Jessup most recently served as President of US Labs, a national reference laboratory specializing in cancer testing, from April 2002 until its sale to LabCorp in February 2005. From 1994 to 1996 he served as President of the HMO Division of FHP International Corporation, a diversified health care services company. Mr. Jessup also serves as a director of AccentCare, Inc. and Xifin, Inc., both of which are privately held companies.

     Dr. Kirk has been a director of the Company since August 1995 and its National Medical Director since May 2002. Dr. Kirk has practiced ophthalmology in the Chicago area since 1982, and is currently practicing in River Forest, Illinois on behalf of Kirk Eye Center, S.C., a professional entity whose eye care professionals had been parties to long-term services agreements with the Company from 1996 to 2002.

     Mr. Napolitano has been a director of the Company since January 1997. Mr. Napolitano is a corporate partner in the law firm of Winston & Strawn LLP where he has practiced since May 2005. Mr. Napolitano is the co-chair of the firm’s private equity practice. Prior to joining Winston & Strawn LLP, Mr. Napolitano was a senior partner in the law firm of Katten Muchin Rosenman LLP. The Company has retained, and continues to retain, Winston & Strawn LLP as outside legal counsel.

     Messrs. Jessup and Napolitano are not officers or employees of the Company or its subsidiaries, and they do not have any other relationships with the Company which, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment in carrying out their responsibilities as directors.

     Meetings — During the year ended December 31, 2006, the Board of Directors held eight meetings. Each of the Company’s directors attended at least 75% of the aggregate of the total number of board meetings held and the total number of committee meetings on which he served that were held during 2006. Although the Company has no formal policy with respect to director attendance at the Annual Meeting, all of the current directors are expected to attend the Annual Meeting unless prevented from doing so by compelling personal circumstances. All of last year’s directors attended the 2006 Annual Meeting.

     Committees of the Board of Directors — The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each comprised entirely of directors who are neither officers or employees of the Company or its subsidiaries nor individuals having any other relationships with the Company which, in the opinion of the Board of Directors, would interfere with the exercise of such director’s independent judgment in carrying out their responsibilities as directors. Messrs. Jessup, Kelly and Piccolo serve as the three members of the Audit Committee and Compensation Committee. Messrs. Jessup and Piccolo serve as the two members of the Nominating Committee.

     Audit Committee

     The Audit Committee generally has the responsibility for assessing processes related to risks and control environment, overseeing financial reporting, evaluating the independent audit process, evaluating internal accounting controls, overseeing the selection of the Company’s independent registered public accounting firm, approving audit and permissible non-audit services and reporting to the Board of Directors regarding all of the foregoing. The Audit Committee operates under a written charter adopted by the Board of Directors that was attached as an appendix to the Company’s proxy statement for the 2005 Annual Meeting of Stockholders. The Audit Committee held six meetings in 2006. The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are “independent” under the listing standards of the NASDAQ Global Select Market. The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. Also see “Report of the Audit Committee of the Board of Directors.”

     Compensation Committee

     The Compensation Committee generally has responsibility for recommending to the Board of Directors guidelines and standards relating to the determination of executive and key employee compensation, reviewing the Company’s executive compensation policies, recommending to the Board of Directors compensation for the Company’s executive officers, and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the Company’s stock incentive plans and executive incentive compensation plan, which includes determining the amount of the awards to be provided thereunder to the Company’s executive officers and key employees and reporting to the Board of Directors regarding the foregoing. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee held four meetings in 2006. See “Compensation Discussion and Analysis.”

     From time to time the Committee may delegate authority to fulfill various functions of administering the Company’s plans to employees of the Company. Specifically, the Committee has delegated limited authority under its stock incentive plans to our principal executive officer to grant stock options to non-executive officer employees provided that no grant may exceed 10,000 shares. In addition, our principal executive officer makes various recommendations to the Compensation Committee regarding the amount and form of compensation for other executives of the Company, including the other named executive officers.

     In addition, the Committee has authority to engage the services of outside advisers to assist the Committee. To date, the Committee has not engaged an independent compensation consulting firm.

     Nominating Committee

     The Nominating Committee generally has the responsibility for periodically reviewing the composition and structure of the Board so that the proper skills and experience are represented, identifying, recruiting and recommending candidates for election to the Board of Directors, recommending to the Board of Directors the membership of the various committees of the Board of Directors and reviewing the compensation of the directors and making recommendations to the Board of Directors regarding such compensation. The Nominating Committee has the authority to hire and pay consultants or search firms to assist in the process of identifying and evaluating candidates for the Board of Directors. Except for the Company’s search for a new President and Chief Executive Officer, which resulted in the appointment of Mr. Hall to these positions in November 2005 and his election to the Board of Directors, no such consultants or search firms have been used by the Nominating Committee to locate potential directors and, accordingly, no fees have been paid to consultants or search firms. The Nominating Committee operates under a written charter adopted by the Board of Directors that was attached as an appendix to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders. The Board of Directors, in its business judgment, has determined that all of the members of the Nominating Committee are “independent” under the listing standards of the NASDAQ Global Select Market. The Nominating Committee did not hold any meetings in 2006.

     The Nominating Committee will consider candidates for the Board from any reasonable source, including stockholder recommendations that are tendered in accordance with the Company’s By-laws. In nominating directors, the Nominating Committee considers a variety of factors, including whether an individual has experience as a senior executive of a company in the healthcare industry or at a public corporation, experience in the management or leadership of a substantial business enterprise or such other professional experience as the Board determines will qualify an individual for service on the Board. The Board also strives to achieve an effective balance and range of experience and expertise, including operational and financial expertise. In considering candidates for the Board, the Nominating Committee will evaluate the entirety of each candidate’s credentials. There are no specific minimum qualifications that must be met by a potential nominee. Stockholders who wish to nominate an individual for election as a director at an annual meeting of stockholders must comply with the provisions in the Company’s By-laws regarding stockholder nominations. Generally, stockholder nominations must be made in writing and delivered or mailed to the Secretary of NovaMed, Inc. not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the proxy statement for the preceding year’s annual meeting of stockholders was mailed. Each stockholder nomination must contain the following information: (a) the name and address of each proposed nominee, all information relating to such person as would be required to be disclosed in solicitation of proxies for the election of the nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended; (b) the nominee’s written consent to serve as a director if elected; (c) the name and address of the nominating stockholder; (d) the number of shares of Common Stock that are owned and of record by such stockholder; and (e) whether such stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of shares of Common Stock to elect such nominee or nominees. Nominations for the 2008 Annual Meeting must be received no earlier than February 4, 2008 and no later than March 6, 2008. Nominations not made in accordance with all of the requirements contained in the Company’s By-laws will be disregarded. The Company does not have any other procedures for stockholders to submit nominees directly to the Board of Directors.

     Stockholder Communications with Directors — Stockholders wishing to contact any member (or all members) of the Board of Directors, any committee of the Board, or any chair of any such committee may do so by mail, addressed, either by name or title, to the Board of Directors or to any such individual directors or group or committee of directors. All such correspondences should be sent to 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611. Stockholder communications to directors will first be opened by the Secretary’s office for the purpose of determining whether the contents represent a message to our directors before being forwarded to the addressee. In addition, the Secretary’s office will make, if necessary, sufficient copies of the contents to be forwarded to each director who is a member of the group or committee to which the communication is addressed. However, certain kinds of information, such as materials in the nature of advertising, promotions of a product or service and patently offensive material will not be forwarded to our directors.

     Code of Ethics — The Board of Directors has adopted a compliance plan for the Company that includes a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company will furnish a copy of its compliance plan to any person, without charge, upon written request to the Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information regarding the beneficial ownership of the Common Stock as of March 31, 2007 (except as specified below), by:

  each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of the Common Stock;

  each of the Company’s directors;

  each of the Company’s named executive officers; and

  all of the Company’s directors and named executive officers as a group.

     Unless otherwise indicated below the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Name and Address (1)	Number of Shares	Percent of Shares
Five Percent Stockholders:
Kent A. Kirk, M.D. (2)	1,531,422	6.28%
c/o Kirk Eye Center, S.C.
7427 Lake Street
River Forest, Illinois 60305
Pequot Capital Management, Inc. (3)	1,968,000	8.07%
500 Nyala Farm Road
Westport, Connecticut 06880

Directors and Officers:
Thomas S. Hall (4)	336,326	1.37%
Jack M. Clark, Jr. (5)	42,192	*
Scott T. Macomber (6)	517,905	2.09%
E. Michele Vickery (7)	80,770	*
Scott H. Kirk, M.D. (8)	1,604,407	6.55%
R. Judd Jessup (9)	293,973	1.20%
Steven V. Napolitano (10)	177,415	*
C.A. Lance Piccolo (11)	227,415	*
Robert J. Kelly (12)	90,277	*

All Executive Officers and Directors As a Group:
(9 people) (13)	3,370,680	13.20%
____________________

*	Less than 1%

(1)	Unless otherwise indicated, the address of the beneficial owners is c/o NovaMed, Inc., 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611.

(2)	Information presented is based on an amended report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 and the subsequent transactions of which the Company is aware. The shares for which Dr. Kent Kirk has beneficial ownership are comprised of (i) 800,182 shares held directly by Kent Kirk Family LLC, of which Dr. Kent Kirk is the manager and a member, (ii) 678,435 shares held directly by Kirk Eye Center, S.C., of which Dr. Kent Kirk is an officer, director and 50% shareholder and (iii) 52,805 shares held directly by Dr. Kent Kirk. Accordingly, Dr. Kent Kirk has sole dispositive and voting power with respect to 52,805 shares of Common Stock and shared dispositive and voting power with respect to 1,478,617 shares of Common Stock. The Company has also been informed by William Blair & Company, L.L.C. (“William Blair”) in a report on Schedule 13G filed with the Securities and Exchange Commission on January 17, 2007 that William Blair (i) is a broker dealer and investment adviser and (ii) has sole voting and dispositive power with respect to 2,249,977 of such shares of Common Stock.

(3)	Information presented is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 (the “Pequot Schedule 13G”). The Pequot Schedule 13G indicates that Pequot Capital Management, Inc. is a registered investment advisor and has sole dispositive power with respect to 1,968,000 shares of Common Stock and sole voting power with respect to 1,811,200 shares of Common Stock as a result of the investment discretion it exercises over its clients’ accounts.

(4)	Includes 166,667 restricted shares of Common Stock and 109,375 options which are exercisable within 60 days of March 31, 2007.

(5)	Includes 11,718 restricted shares of Common Stock and 29,947 options which are exercisable within 60 days of March 31, 2007.

(6)	Includes 15,104 restricted shares of Common Stock and 465,415 options which are exercisable within 60 days of March 31, 2007.

(7)	As of December 28, 2006, Ms. Vickery was no longer employed by the Company. Information presented is based on information provided to us by Ms. Vickery and her financial representatives and reflects her ownership of Common Stock as of March 19, 2007.

(8)	Information presented is based on an amended report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 and the subsequent transactions of which the Company is aware. The shares for which Dr. Scott Kirk has beneficial ownership are comprised of (i) 740,360 shares held directly by Scott Kirk Family LLC, of which Dr. Scott Kirk is the manager and a member, (ii) 678,435 shares held directly by Kirk Eye Center, S.C., of which Dr. Scott Kirk is an officer, director and 50% shareholder, (iii) 51,197 shares held directly by Dr. Scott Kirk; (iv) 4,000 restricted shares of Common Stock; and (v) 130,415 options which are exercisable within 60 days of March 31, 2007. Accordingly, Dr. Scott Kirk has sole dispositive and voting power with respect to 185,612 shares of Common Stock and shared dispositive and voting power with respect to 1,418,795 shares of Common Stock. The Company has also been informed by William Blair in a report on Schedule 13G filed with the Securities and Exchange Commission on January 17, 2007 that William Blair (i) is a broker dealer and investment adviser and (ii) has sole voting and dispositive power with respect to 2,249,977 of such shares of Common Stock.

(9)	Includes 106,358 shares of Common Stock which are held by R. Judd Jessup and Charlene Lynne Jessup, as Trustees for the R. Judd Jessup and Charlene Lynne Jessup Living Trust u/a/d May 6, 1991. Includes 1,600 shares held by Mr. Jessup’s family members. Mr. Jessup disclaims beneficial ownership of all 1,600 of these shares except to the extent of his pecuniary interest therein. Also includes 4,000 restricted shares of Common Stock and 105,415 options which are exercisable within 60 days of March 31, 2007.

(10)	Includes 4,000 restricted shares of Common Stock and 30,415 options which are exercisable within 60 days of March 31, 2007.

(11)	Includes 4,000 restricted shares of Common Stock and 205,415 options which are exercisable within 60 days of March 31, 2007.

(12)	Includes 4,000 restricted shares of Common Stock and 81,977 options which are exercisable within 60 days of March 31, 2007.

(13)	Includes 213,489 restricted shares of Common Stock and 1,158,374 options which are exercisable within 60 days of March 31, 2007.

EXECUTIVE OFFICERS

     The table below identifies executive officers of the Company who are not identified in the tables entitled “Election of Directors - Nominees” or “- Other Directors.”

Name	Age	Position
Scott T. Macomber	52	Executive Vice President and
		Chief Financial Officer
Jack M. Clark, Jr.	56	Executive Vice President and
		Chief Revenue Officer

     Mr. Macomber has served as Executive Vice President and Chief Financial Officer of the Company since October 2001. From January 2000 to October 2001, Mr. Macomber was Senior Vice President and Chief Financial Officer of Extended Care Information Network, Inc., a health care information technology company located in Northbrook, Illinois. In 1999, Mr. Macomber served as Executive Vice President and Chief Financial Officer of PeopleServe, Inc., a privately held health care services provider located in Dublin, Ohio. From before its initial public offering in 1992 through 1998, Mr. Macomber served as Senior Vice President and Chief Financial Officer of Vitalink Pharmacy Services, Inc., an institutional pharmacy provider located in Naperville, Illinois. Mr. Macomber also spent 12 years in various financial, acquisition and development positions at Manor Care, Inc., one of the largest long-term care providers in the industry. Mr. Macomber received his B.A. degree from the University of Vermont and M.B.A. from the University of Michigan.

     Mr. Clark has served as Executive Vice President and Chief Revenue Officer of the Company since April 2006. Prior to joining the Company, Mr. Clark served in positions of increasing responsibility at Matria Healthcare, Inc., which provides disease management programs to health plans and employers. Mr. Clark was President of Matria’s Health Enhancement division from October 2004 to March 2006, having previously served as Executive Vice President of Matria’s Health Enhancement division from July 2004 to October 2004 and Senior Vice President of Matria’s Pharmacy, Lab and Supplies division from January 2004 until that division was sold in June 2004. From 2002 to 2004, Mr. Clark served as Senior Vice President of Sales and Marketing for Omnicare, Inc. He served as Vice President of Field Sales for Fisher Scientific Company from 2001 to 2002, and Group Vice President and Senior Vice President for Owens & Minor, Inc. from 1997 to 2001. Mr. Clark also served in numerous management and sales positions with Coca-Cola USA and The Procter & Gamble Co. Mr. Clark received his B.A. degree from Grove City College.

     Subject to the terms of their employment agreements, the executive officers serve at the discretion of the Board of Directors. Each of the executive officers has an employment agreement with the Company. See “Executive Compensation – Employment Agreements.”

     Section 16(a) Beneficial Ownership Reporting Compliance — Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, during 2006, all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such reporting persons, except that Scott T. Macomber, Jack M. Clark, Jr. and John P. Hart failed to file timely Forms 4 in connection with the vesting of restricted stock awards on December 20, 2006 in which these individuals transferred to the Company a portion of their vested shares to fund their minimum tax withholding obligations relating to the vesting. These transactions were reported on Forms 4 filed by each of these reporting persons on January 3, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

OVERVIEW

     This Compensation Discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers (as defined on page 16) during the last completed fiscal year. This Compensation Discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation program. The Compensation Committee of the Board of Directors (the “Committee”) oversees the design and administration of our executive compensation program in accordance with the processes and procedures discussed in the Corporate Governance section of this proxy statement.

     The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options and restricted stock, other benefits and perquisites, and a change in control severance policy. Our other benefits and perquisites consist of health, disability and life insurance benefits, a qualified 401(k) savings plan, and in 2006 for the principal executive officer, reimbursement of travel expenses between his residence in Alpharetta, Georgia and Chicago, Illinois and housing expenses for a temporary residence in Chicago.

PROGRAM OBJECTIVES AND REWARD PHILOSOPHY

     In General — The objectives of our compensation programs are to (1) attract, motivate and retain talented and dedicated executive officers, (2) provide executive officers with both cash and equity incentives to further the interests of the Company and its stockholders, and (3) compensate executive officers at levels comparable to those of executive officers at comparable companies. Generally, the annual cash compensation of the Company’s executive officers is composed of a base salary and an annual incentive compensation award. In setting base salaries, the Committee generally reviews the individual contributions of the particular executive. The annual incentive compensation award is based upon the Company’s executive incentive compensation plan. In addition, stock options and restricted stock awards are granted to provide the opportunity for long-term compensation based upon the performance of the Common Stock over time.

     Competitive Market — We do not have an explicitly defined peer group for purposes of benchmarking executive compensation because it is difficult to find a reasonable number of publicly traded companies that are comparable in terms of company size and business type. Nevertheless, we periodically verify the reasonableness of the survey information used for our named executive officers by compiling proxy statement compensation information from our competitors. Most recently, we also assessed the competitive market for executive talent in our industry with the assistance of a national executive search firm in providing a competitive employment and compensation package for Mr. Hall in connection with his hiring in 2005.

     Compensation Process — For the named executive officers other than the principal executive officer, the Committee reviews and approves all elements of compensation taking into consideration recommendations from our principal executive officer, as well as competitive market guidance provided by our human resources staff. Other than salary and equity awards for 2006 and 2007, which are set by his employment contract, the Committee reviews and approves all elements of compensation for our principal executive officer taking into consideration the Committee’s performance assessment of the principal executive officer, and competitive market guidance provided by our human resources staff. Recommendations with respect to the compensation of our principal executive officer are not shared with our principal executive officer during this process.

     Regulatory Considerations — We monitor changes in the regulatory environment when assessing the financial efficiency of the various elements of our executive compensation program. We have designed and administered our annual cash incentive and long-term equity incentive plans in a manner that preserves, to the extent the Committee deems practicable, our federal income tax deductions. We have designed and administered our change in control severance plans to be in compliance with federal tax rules affecting nonqualified deferred compensation.

BASE SALARIES

     In General — We provide the opportunity for our named executive officers and other executives to earn a market competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, to recognize that similar base salary rates are almost universally provided at other companies that we compete with for talent, and to provide a base wage that is not subject to Company performance risk. We review base salaries for the named executive officers and other executives annually in February effective for the current fiscal year, and increases are based on changes in our competitive market and individual performance.

     Salary Increases — The Committee establishes base salaries each year for the named executive officers based on general market salary increases, salary data from comparable companies and individual performance. At its February 2006 meeting, the Committee decided not to increase Mr. Hall’s salary of $500,000 since he had recently joined the company as President and Chief Executive Officer on November 14, 2005. At this meeting, the Committee increased the salaries of Mr. Macomber and Ms. Vickery 3.9% and 3.2%, respectively, in line with general market salary increases for executives estimated to be 3.7%. Mr. Clark joined the company on April 3, 2006 at a starting salary of $245,000. The Committee increased his salary 10.2% to $270,000 on June 25, 2006 due to an increase in responsibilities assumed by Mr. Clark. At that time, he was given responsibility for the operations of the company’s surgical facilities segment. At its February 2007 meeting, the Committee increased Mr. Hall’s salary from $500,000 to $535,000, a 7.0% increase. This increase was based on Mr. Hall’s performance in 2006 as well as an increase in responsibilities due to assuming the position of Chairman of the Board. At this meeting, the Committee also approved salary increases for Mr. Clark and Mr. Macomber of 5.0% and 4.5%, respectively, based on general market salary increases for executives of 3.9% and individual performance. Ms. Vickery was no longer employed by the company as of December 28, 2006.

ANNUAL CASH INCENTIVES

     In General — We provide the opportunity for our named executive officers and other executives to earn a market competitive annual cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, to recognize that similar annual cash incentive awards are almost universally provided at other companies that we compete with for talent, and to motivate executives to achieve our annual business goals. We review annual cash incentive awards for the named executive officers and other executives annually in February to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. These annual cash incentive awards are administered under our Executive Incentive Compensation Plan (the “Bonus Plan”).

     Target Award Opportunities — Under the Bonus Plan, we establish annual target award opportunities expressed as a percentage of base salary paid during the fiscal year, and threshold award goals expressed as a percentage of the target award. The 2006 Bonus Plan required a minimum threshold performance equal to 85% of the target performance in order for a participant to be eligible for a cash incentive award. The amount of the cash incentive award would then vary depending on the actual results relative to the target performance. For the last completed and current fiscal years, annual cash incentive opportunities for the named executive officers are summarized below:

		Annual Cash Incentive Award Opportunity
				Target		Maximum
		Threshold Performance		Performance		Performance (1)
		% Target	$ Amount	% Salary	$ Amount	$ Amount
Thomas S. Hall	FY 2006	30%	$75,000	50%	$250,000	$1,500,000
	FY 2007	30%	$78,938	50%	$263,125	$1,500,000
Scott T. Macomber	FY 2006	30%	$27,878	35%	$92,925	$1,500,000
	FY 2007	30%	$29,085	35%	$96,950	$1,500,000
E. Michele Vickery (2)	FY 2006	30%	$26,670	35%	$89,900	$1,500,000
	FY 2007	—	—	—	—	—
Jack M. Clark, Jr. (3)	FY 2006	30%	$20,112	35%	$67,039	$1,500,000
	FY 2007	30%	$29,413	35%	$98,044	$1,500,000

____________________

(1)	The Bonus Plan is subject to a maximum payout of $1,500,000 per participant.

(2)	As of December 28, 2006, Ms. Vickery was no longer employed by the Company. Under the terms and conditions of her Separation Agreement dated January 15, 2007, the Company paid the entire bonus payable to Ms. Vickery under the Bonus Plan for 2006 at 71.3% of her target bonus amount.

(3)	Mr. Clark was hired on April 3, 2006 and Mr. Clark’s bonus under the Bonus Plan was pro-rated based on his base salary earned during 2006 of $191,539.

     Performance Measures — Under the Bonus Plan, we use overall corporate performance measures for our principal executive and financial officers, and for our other named executive officers, a mix of overall corporate and business unit performance measures to assure that executives have a reasonable measure of control over the factors that affect their awards. This performance measure mix varies by executive position. For the last completed and current fiscal years, the performance measure mix for the named executive officers is summarized below:

		Performance Measure Mix
		Overall Corporate	Business Unit
Thomas S. Hall	FY 2006	100%	0%
	FY 2007	100%	0%
Scott T. Macomber	FY 2006	100%	0%
	FY 2007	100%	0%
E. Michele Vickery (1)	FY 2006	29%	71%
	FY 2007	—	—
Jack M. Clark, Jr. (2)	FY 2006	100%	0%
	FY 2007	43%	57%
____________________

(1)	As of December 28, 2006, Ms. Vickery was no longer employed by the Company.

(2)	Mr. Clark was hired on April 3, 2006.

     Overall Corporate Performance Goals — Under the Bonus Plan, overall corporate performance is based on diluted earnings per share goals. In establishing the specific target for the year, we take into consideration a variety of factors including: prior year results, growth expectations, expected reimbursement changes and changes in accounting rules that would impact earnings.

     At its February 2006 meeting, the Committee set a target growth rate for fiscal 2006 diluted earnings per share over projected fiscal 2005 diluted earnings per share of approximately 30%, excluding the impact of stock compensation expense in 2006. After the impact of stock compensation expense, projected at approximately $1.9 million for 2006, this equated to a diluted earnings per share target of $0.242. The 2006 Bonus Plan required a minimum threshold performance equal to 85% of this target, or $0.206, before the participants were eligible to receive a bonus. The Bonus Plan has a bonus limit of $1,500,000 per participant.

     Business Unit Performance Goals — Under the Bonus Plan, business unit performance is based on operating income goals. In establishing the specific target for the year, we take into consideration a variety of factors including: prior year results, growth expectations, expected reimbursement changes and changes in accounting rules that would impact operating income.

     At its February 2006 meeting, the Committee set an operating income target for Ms. Vickery of approximately $24,964,000, to be adjusted for ASC acquisitions during 2006. During 2006, ASC acquisitions increased the operating income target for Ms. Vickery to $30,185,000. The 2006 Bonus Plan required a minimum threshold performance equal to 85% of this target, or $25,657,000, before Ms. Vickery was eligible to receive a bonus.

     Discretionary Adjustments — Under the Bonus Plan, we may make adjustments to our overall corporate and business unit performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving the long-

term financial performance of our Company, such as restructurings, acquisitions, or divestitures. For the last completed fiscal year, we made no adjustments to our overall corporate and business unit performance goals and we made the following adjustments to our actual performance results:

	Overall Corporate	Business
	(diluted EPS)	Unit
As reported	$0.229	$28,156,000
Severance Expense	0.009	—
Gain on sale of minority interests	(0.002)	—
Used for Bonus Plan	$0.236	$28,156,000

     The Committee reviews and approves all adjustments to our overall corporate and business unit performance goals and our actual performance results.

     Actual Award Payments — Based on the above discussion, award payments to our named executive officers for the last completed fiscal year are summarized below:

	Annual Cash Incentive
	Award Payments for the Last
	Completed Fiscal Year
	$ Amount	% Target
Thomas S. Hall	$225,000	90%
Scott T. Macomber	$83,633	90%
E. Michele Vickery (1)	$64,135	71.3%
Jack M. Clark, Jr.(2)	$60,335	90%
____________________

(1)	As of December 28, 2006, Ms. Vickery was no longer employed by the Company.

(2)	Mr. Clark was hired on April 3, 2006.

LONG-TERM EQUITY INCENTIVES

     In General — We provide the opportunity for our named executive officers and other executives to earn a market competitive long-term equity incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, to recognize that similar long-term equity incentives are almost universally provided at other companies that we compete with for talent, and to motivate executives to make decisions that focus on the long-term growth of our Company and thus increase stockholder value. We review long-term equity incentives for our named executive officers and other executives annually. We began awarding a combination of restricted stock and stock options as our equity awards in 2006 instead of solely awarding stock options as we had in prior years. While we believe that awards of stock options create proper incentives for our executives, we also began awarding restricted stock because it results in less dilution to existing stockholders than stock options of equivalent value and because restricted stock arguably retains incentive value during stock price fluctuations when stock options may have no realizable value. We believe a combination of restricted stock and stock option awards strikes a proper balance to motivate and reward our executives. As a result, the Committee made an annual grant of stock options and restricted stock in fiscal 2006 to our named executive officers, excluding Mr. Hall. The Committee granted Mr. Hall a stock option for 125,000 shares on November 14, 2006 pursuant to the terms of his employment agreement. In addition, the Committee granted Mr. Clark a stock option for 100,000 shares on April 3, 2006, the first day of his employment by the Company, pursuant to the terms of his employment agreement.

     In determining the amount of the individual stock option and restricted stock grants, the Committee considers a variety of factors including position, individual responsibilities and performance, potential for future contribution and base salary. As a result, the amount of the annual grants is generally greater for the most senior executive officers, who have higher levels of responsibility. In considering the mix between stock options and restricted stock grants, the Committee has determined that at least 50% of the value of the annual grant should be in the form of stock options, so that there will be no cash benefit to the recipient if the Company’s stock price does not exceed the grant price during the option’s term. The Committee has also determined that one share of restricted stock is equivalent to between two to three shares granted through a stock option and for fiscal 2006 grants, adopted the ratio of one for three.

     Stock Options — Our stock options are granted on the same date as our Committee approval date, and have an exercise price equal to our closing market price on the trading day immediately preceding the approval date. We do not have a program, plan, or practice to time stock option grants to executives in coordination with the release of material non-public information. Our stock options have a 10-year contractual exercise term, with 1/8 vesting on the date six months after the grant date and the remainder vesting 1/48 at the end of each month thereafter. The option grants are also subject to the following post-termination and change in control provisions:

	Award	Exercise
Event	Vesting	Term (1)
Death or Disability	Forfeit Unvested	1 Year
Termination for Cause	Forfeit Vested and Unvested	Expire
Termination without Cause or Retirement	Forfeit Unvested	90 Days
Voluntary Termination	Forfeit Unvested	Expire
Change in Control	Accelerated	90 Days (2)
____________________

(1)	Or remainder of original contractual term, if shorter.

(2)	If employment is terminated. Otherwise remain exercisable for remainder of term.

     Our stock options may not generally be transferred to any third party other than by will or the laws of descent upon the death of a participant.

     Restricted Stock — The restricted stock awards generally vest as to 1/8th of the award on the date six months following the grant date with 1/16th vesting on each 3-month anniversary thereafter. The initial restricted stock award of 250,000 shares to our principal executive officer on November 14, 2005 also vests over a four-year period, except that after the initial six-month period 1/48th of these shares vest on a monthly basis. The awards are also subject to the following post-termination and change in control provisions:

Award
Event	Vesting
Death or Disability	Forfeit Unvested
Termination for Cause	Forfeit Unvested
Termination without Cause or Retirement	Forfeit Unvested
Voluntary Termination	Forfeit Unvested
Change in Control	Accelerated

EXECUTIVE BENEFITS AND PERQUISITES

     We provide the opportunity for our named executive officers and other executives to receive a market competitive general health and welfare benefits program. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, to recognize that similar executive benefits are commonly provided at other companies that we compete with for talent, and to help minimize personal distractions so that the executives can better focus on the business affairs of our Company. In addition, in 2006 we provided certain commuting and housing benefits for our principal executive officer that were originally negotiated in his employment agreement. As of January 1, 2007, we discontinued the provision of these benefits because of their decreased use and necessity as a result of our principal executive officer spending an increasing amount of time at our new corporate office in Alpharetta, Georgia. Instead, any travel and lodging expenses incurred by our principal executive officer for travel to and from Chicago will be reimbursed in a manner consistent with the Company’s business expense policy. We review our executive benefits and perquisites program periodically to ensure it remains fair to our executives and supportable to our stockholders.

EXECUTIVE CHANGE IN CONTROL POLICY

     We provide the opportunity for our named executive officers and other executives to be protected under a change in control policy contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, to recognize that similar change in control protections are commonly provided at other companies that we compete with for talent, and to ensure the impartiality and objectivity of our executives in event of a change in control situation so that our stockholder interests are protected. We review this change in control protection periodically to ensure it remains fair to our executives and supportable to our stockholders. For the last completed and current fiscal years, our change in control policy for the named executive officers is summarized below:

Executive Benefit	Description
Policy Term	•	Employment agreements automatically renew on a year to year basis, unless terminated earlier
Payment Trigger	•	Involuntary termination without just cause or voluntary resignation for good reason, following a change in control
Severance Benefits	•	Two times base salary and target annual bonus (paid in lump sum) for Mr. Hall and 1 ½ times base salary and bonus for the other named executive officers
	•	Continued welfare benefits for 24 months (Mr. Hall) or 18 months (other named executive officers)
	•	One-half of this benefit is payable if the executive terminates his employment for any reason during the 30 days following the one-year anniversary of a change in control
Excise Tax Gross-Up	•	Gross-up for federal excise taxes imposed on golden parachute payments

Compensation Committee Report

     The information contained in this report shall not be deemed “soliciting material” or “ filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

     The Compensation Committee of the Board (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis on pages 10 through 15 of this Proxy Statement with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2006.

Submitted by the Members of the Compensation Committee:
C.A. Lance Piccolo, Chairman
R. Judd Jessup
Robert J. Kelly

Summary Compensation Table

     The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the next most highly compensated executive officers of the Company (collectively the “named executive officers”) during the last completed fiscal year.

					Non-Equity
				Option	Incentive Plan	All Other	Total
		Salary	Stock Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)
Thomas S. Hall	2006	$ 500,000	$405,625	$202,287	$225,000	$67,853	$1,400,765
President and Chief
Executive Officer

Scott T. Macomber	2006	$ 265,308	$7,607	$112,604	$83,633	$3,300	$472,452
Executive Vice President
and Chief Financial Officer

E. Michele Vickery (5)	2006	$ 253,846	$3,804	$86,069	$64,135	$2,290	$410,144
Executive Vice President
Operations

Jack M. Clark, Jr. (6)	2006	$ 191,539	$3,804	$79,058	$60,335	$0	$334,736
Executive Vice President
and Chief Revenue Officer
____________________

(1)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table on page 17 of this Proxy Statement, as well as awards granted in 2002, 2003, 2004 and 2005 for which we recognized expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth on the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(2)	Reflects the value of cash incentive bonuses earned under our Bonus Plan.

(3)	Amounts reflected in this column include 401 (k) matching contributions for Mr. Macomber and Ms. Vickery. The amount shown for Mr. Hall includes certain commuting expenses, housing expenses and tax gross-ups on those expenses of $5,685, $35,400 and $26,768, respectively. Amounts reflected in this column do not include the benefits paid or payable to Ms. Vickery beginning in 2007 as a result of her termination of employment on December 28, 2006; such amounts are reflected in the table on page 21.

(4)	Mr. Hall’s base salary and non-equity incentive plan compensation represented 36% and 16%, respectively, of his total compensation. Mr. Macomber’s base salary and non-equity incentive plan compensation represented 56% and 18%, respectively, of his total compensation. Ms. Vickery’s base salary and non-equity incentive plan compensation represented 62% and 16%, respectively, of her total compensation. Mr. Clark’s base salary and non-equity incentive plan compensation represented 57% and 18%, respectively, of his total compensation.

(5)	As of December 28, 2006, Ms. Vickery was no longer employed by the Company.

(6)	Mr. Clark was hired on April 3, 2006.

     For a description of the terms of the employment agreements with our named executive officers, see “Potential Payments Upon Termination or Change in Control – Employment Agreements” on page 20.

Grants of Plan-Based Awards*

					All Other	All Other
					Stock	Option
					Awards:	Awards:
		Estimated Future Payouts Under			Number of	Number of	Exercise or		Grant Date
		Non-Equity Incentive Plan Awards			Shares of	Securities	Base Price	Closing	Fair Value of
					Stock or	Underlying	of Option	Price on	Stock and
		Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Option
Name	Grant Date	($)(1)	($)(2)	($)(3)	(#)	(#)	($/Sh) (4)	($/Sh) (4)	Awards(5)
Thomas S. Hall	2/22/2006	$ 75,000	$ 250,000	$ 1,500,000
	11/14/2006					125,000	$ 7.28	$ 7.24	$ 480,500
Jack M. Clark, Jr. (6)	3/31/2006	20,112	67,039	1,500,000
	4/3/2006					100,000	7.10	7.40	391,200
	6/20/2006					12,500	6.87	6.80	46,488
	6/20/2006				4,167				28,627
Scott T. Macomber	2/22/2006	27,878	92,925	1,500,000
	6/20/2006					25,000	6.87	6.80	92,975
	6/20/2006				8,333				57,248
E. Michele Vickery	2/22/2006	26,670	88,900	1,500,000
	6/20/2006					12,500	6.87	6.80	46,488
	6/20/2006				4,167				28,627
____________________

*	Equity awards were granted under our 2005 Stock Incentive Plan. Terms of these awards are described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” beginning on page 13.

(1)	The minimum threshold performance required under the Bonus Plan to receive a cash incentive bonus equates to 85% of the target measure. The payout for achieving the minimum threshold is 30% of the target payout.

(2)	Represents the target bonus set for 2006 under our Bonus Plan. The actual cash bonus paid to each named executive officer for his or her 2006 performance is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(3)	The Bonus Plan provides for a maximum annual bonus of $1,500,000 per participant.

(4)	The Compensation Committee has always based the exercise price of stock options using the closing market price of our Common Stock on the trading day immediately preceding the grant date of the stock options.

(5)	Represents the grant date fair value under FAS 123R of restricted stock units and stock options awarded under our long-term incentive plan during 2006. For assumptions underlying these valuations, see the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(6)	Mr. Clark’s target bonus for 2006 was set at a March 31, 2006 Compensation Committee meeting at which time the Committee approved his hiring. It was increased to the amount shown in the applicable column on June 25, 2006 to reflect an increase in his responsibilities.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of				Number
	Securities	Securities				of Shares		Market Value
	Underlying	Underlying				or Units of		of Shares or
	Unexercised	Unexercised		Option		Stock That		Units of Stock
	Options	Options		Exercise	Option	Have Not		That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($) (11)
Thomas S. Hall	67,708	182,292	(1)	$6.49	11/14/2015	182,292	(9)	$1,379,950
	0	125,000	(2)	$7.28	11/14/2016
Scott T. Macomber	250,000	0		$1.70	10/25/2011	7,291	(10)	$55,196
	90,000	0		$0.78	4/2/2012
	42,188	2,813	(3)	$1.27	3/21/2013
	37,812	17,188	(4)	$4.45	3/17/2014
	24,375	40,625	(5)	$5.96	6/17/2015
	3,125	21,875	(6)	$6.87	6/20/2016
E. Michele Vickery (7)	33,200	0		$2.20	3/28/2007	0		0
	24,000	0		$3.50	3/28/2007
	30,000	0		$5.00	3/28/2007
	40,000	0		$12.00	3/28/2007
	100,000	0		$1.75	3/28/2007
	90,000	0		$0.78	3/28/2007
	14,062	0		$1.27	3/28/2007
	30,937	0		$4.45	3/28/2007
	20,625	0		$5.96	3/28/2007
	1,562	0		$6.87	3/28/2007
Jack M. Clark, Jr.	16,666	83,334	(8)	$7.10	4/3/2016	3,646	(10)	$27,601
	1,562	10,938	(6)	$6.87	6/20/2016
____________________

(1)	These options were granted on November 14, 2005 (Mr. Hall’s first day of employment with the Company) and vest over a four-year period as follows: one-eighth of the options vested on the six-month anniversary of the grant date, or May 14, 2006, with 1/48th of the options vesting monthly on the 14th day of each month thereafter, beginning on June 14, 2006 and continuing monthly until November 14, 2009.

(2)	As set forth in Mr. Hall’s employment agreement with the Company, these options were granted on his one-year anniversary of employment, or November 14, 2006, and vest over a four-year period as follows: one-eighth of the options will vest on the six-month anniversary of the grant date, or May 14, 2007, with 1/48th of the options vesting monthly on the 14th day of each month thereafter, beginning on June 14, 2007 and continuing monthly until November 14, 2010.

(3)	These options were granted on March 21, 2003 and vest over a four-year period as follows: one-eighth of the options vested on the six-month anniversary of the grant date, or September 21, 2003, with 1/48th of the options vesting monthly on the 21st day of each month thereafter, beginning on October 21, 2003 and continuing monthly until March 21, 2007.

(4)	These options were granted on March 17, 2004 and vest over a four-year period as follows: one-eighth of the options vested on the six-month anniversary of the grant date, or September 17, 2004, with 1/48th of the options vesting monthly on the 17th day of each month thereafter, beginning on October 17, 2004 and continuing monthly until March 17, 2008.

(5)	These options were granted on June 17, 2005 and vest over a four-year period as follows: one-eighth of the options vested on the six-month anniversary of the grant date, or December 17, 2005, with 1/48th of the options vesting monthly on the 17th day of each month thereafter, beginning on January 17, 2006 and continuing monthly until June 17, 2009.

(6)	These options were granted on June 20, 2006 and vest over a four-year period as follows: one-eighth of the options vested on the six-month anniversary of the grant date, or December 20, 2006, with 1/48th of the options vesting monthly on the 20th day of each month thereafter, beginning on January 20, 2007 and continuing monthly until June 20, 2010.

(7)	As of December 28, 2006, Ms. Vickery was no longer employed by the Company. Consequently, all of her unvested options and restricted stock were cancelled as of December 28, 2006. Her vested options remained exercisable for a 90-day period, expiring on March 28, 2007. As of March 31, 2007, Ms. Vickery has exercised all of her vested options except for options to acquire 40,000 shares having an exercise price of $12.00 per share; these options terminated on March 28, 2007. In connection with a portion of these option exercises, and pursuant to the terms of the Company’s stock option agreements and stock incentive plans, Ms. Vickery tendered to the Company 82,006 shares of the Company’s Common Stock that Ms. Vickery owned to fund the exercise price. The Company added these tendered shares into treasury and these shares are available for future issuance under the Company’s stock incentive plans.

(8)	These options were granted on April 3, 2006 (Mr. Clark’s first day of employment with the Company) and vest over a four-year period as follows: one-eighth of the options vested on the six-month anniversary of the grant date, or October 3, 2006, with 1/48th of the options vesting monthly on the 3rd day of each month thereafter, beginning on November 3, 2007 and continuing monthly until April 3, 2010.

(9)	These restricted stock awards were granted on November 14, 2005 and vest over a four-year period as follows: one-eighth of the restricted shares vested on the six-month anniversary of the grant date, or May 14, 2006, with 1/48th of the restricted shares vesting monthly on the 14th day of each month thereafter, beginning on June 14, 2006 and continuing monthly until November 14, 2009.

(10)	These restricted stock awards were granted on June 20, 2006 and vest over a four-year period as follows: one-eighth of the restricted shares vested on the six-month anniversary of the grant date, or December 20, 2006, with 1/16th of the restricted shares vesting quarterly thereafter, beginning on March 20, 2007 and continuing quarterly until June 20, 2010.

(11)	The market value is calculated using the $7.57 closing price of the Company’s Common Stock on the NASDAQ Global Select Market on December 29, 2006 (the last trading day of the year).

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number		Number of
	of Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#) (2)	($) (3)
Thomas S. Hall	—	—	67,708	$ 497,377
Scott T. Macomber	—	—	1,042	$ 7,510
E. Michele Vickery	132,800	$ 666,164	521	$ 3,755
Jack M. Clark, Jr.	—	—	521	$ 3,755
____________________

(1)	Value realized represents the aggregate difference between the market price of our Common Stock (on the date of exercise) and the exercise price.

(2)	Represents aggregate number of restricted shares of Common Stock that vested during 2006, including vested shares that were tendered to the Company by the executive to fund his or her minimum tax withholding obligations as permitted pursuant to the Company’s applicable stock incentive plans. These tendered shares will be available for future issuance by the Company in accordance with the applicable stock incentive plans, except for Mr. Hall’s tendered shares which shall not be available for future issuance under the 2005 Restricted Stock Plan. The number of vested shares tendered to the Company during 2006 to satisfy tax withholding obligations was as follows: 19,941 shares by Mr. Hall; 307 shares by Mr. Macomber; 0 shares by Ms. Vickery; and 170 shares by Mr. Clark.

(3)	The market value is calculated using the closing price of the Company’s Common Stock on the NASDAQ Global Select Market on the trading day immediately preceding the applicable vesting date of the restricted shares of Common Stock.

Pension Benefits

Not applicable.

Nonqualified Deferred Compensation

Not applicable.

Potential Payments Upon Termination or Change in Control

Employment Agreements

     The Company has entered into employment agreements with its named executive officers. The agreements generally provide for the payment of an annual base salary, plus cash incentive compensation based upon the Company’s executive compensation plan. The employment agreements also provide for the right to participate in the Company’s stock option and employee benefit programs. These programs include hospitalization, disability, life and health insurance. The employment agreements impose on each employee non-competition restrictions that survive termination of employment and post-termination confidentiality obligations.

     The Company may terminate these employment agreements with or without cause or upon the named executive officer’s disability. If the Company terminates a named executive officer for disability or cause, the executive is not entitled to receive any salary or other severance after the date of termination. The Company may terminate a named executive officer for cause under the agreement if he: (i) materially breaches any term or condition of the agreement and fails to cure such breach within a reasonable time; (ii) fails to comply with any of the Company’s written guidelines that it has furnished to the executive and fails to cure such failure within a reasonable time; (iii) materially fails or willfully refuses to substantially perform his duties and fails to cure such failure or refusal within a reasonable time; or (iv) has committed an act constituting a felony or other act involving dishonesty, disloyalty or fraud against the Company, as reasonably determined by the Board of Directors.

     Mr. Hall’s employment agreement with the Company has an initial term of four years commencing November 14, 2005, and automatically renews on a year-to-year basis, unless either party chooses to terminate the agreement. If the Company terminates Mr. Hall without cause, he would receive severance compensation in a fixed amount equal to his then-current base salary and pro rata cash incentive compensation for 12 months, plus health benefits for such period. If Mr. Hall’s employment is terminated following a change in control of the Company by Mr. Hall for good reason or by the Company without cause, he would receive an amount equal to two times the sum of his annual base salary and targeted incentive bonus plus health benefits for 24 months. If Mr. Hall terminates his employment during the 30-day period following the one-year anniversary of a change in control, he would receive an amount equal to one times the sum of his annual base salary and incentive bonus plus health benefits for 12 months. Pursuant to his employment agreement, Mr. Hall received options to purchase 125,000 shares of Common Stock on the one-year anniversary of his hire date, or November 14, 2006. In addition, Mr. Hall’s Employment Agreement provided that he would be eligible in 2007 to receive options to purchase up to 250,000 shares of Common Stock, with the actual number to be based on performance criteria established by the Compensation Committee and Mr. Hall. At its February 21, 2007 meeting, the Compensation Committee granted Mr. Hall options to acquire 250,000 shares of Common Stock.

     Each of Messrs. Clark and Macomber’s employment agreement automatically renews on a year-to-year basis, unless either party chooses to terminate the agreement. If the Company terminates Messrs. Macomber or Clark without cause, the executive receives severance compensation in a fixed amount equal to his then-current base salary for a period of 15 months and 12 months, respectively, health benefits for such period, and his pro rata cash incentive compensation. Mr. Clark’s Employment Agreement provides that his severance compensation will increase in one month increments for each year of employment with the Company, not to exceed total severance compensation of 15 months. If Messrs. Clark or Macomber’s employment is terminated following a change in control of the Company by the executive for good reason or by the Company without cause, the executive would receive an amount equal to 150% of the sum of his annual base salary and targeted incentive bonus plus health benefits for 18 months. If Messrs. Clark or Macomber terminates his employment after the one-year anniversary of a change in control, the executive would receive an amount equal to 75% of the sum of his annual base salary and targeted incentive bonus plus health benefits for 9 months.

     Ms. Vickery’s employment agreement similarly provided for severance compensation in a fixed amount equal to her then-current salary for a period of 15 months, health benefits for such period, and her pro rata cash incentive compensation. Upon Ms. Vickery’s employment terminating with the Company on December 28, 2006, she was provided with the severance, incentive bonus, and health and welfare benefits described in the table below.

     The following table shows the Company’s potential payment and benefit obligations to each of its named executive officers for termination by the Company without cause assuming such termination occurred on December 31, 2006. The Company has no obligation to its named executive officers for termination by the Company for cause or due to death or permanent disability.

	Mr. Hall	Mr. Clark	Mr. Macomber	Ms. Vickery (4)
Base salary severance payments (1)	$500,000	$270,000	$335,000	$320,000
Incentive bonus payments (2)	225,000	60,335	83,633	64,135
Health and welfare benefits (3)	6,605	6,605	8,256	8,256
Total	$731,605	$336,940	$426,889	$392,391
____________________

(1)	Represents 12 months annual salary for Mr. Hall and Mr. Clark and 15 months annual salary for Mr. Macomber and Ms. Vickery.

(2)	Represents the actual incentive bonus earned in 2006.

(3)	Represents the portion of health and welfare benefits paid by the Company for a period of 12 months for Mr. Hall and Mr. Clark and 15 months for Mr. Macomber and Ms. Vickery.

(4)	Represents actual amounts paid or payable to Ms. Vickery in connection with her termination of employment on December 28, 2006.

     The following table shows the Company’s potential payment and benefit obligations to each of its named executive officers assuming that a Change in Control of the Company had occurred and as a result the named executive officer’s employment was terminated by the Company without cause or by the executive for good reason on December 31, 2006. (1) Following a Change in Control of the Company, the Company has no obligation to its named executive officers for termination by the Company for cause or due to death or permanent disability.

	Mr. Hall	Mr. Clark	Mr. Macomber
Base salary severance payments (2)	$1,000,000	$405,000	$402,000
Incentive bonus payments (3)	500,000	141,750	140,700
Health and welfare benefits (4)	13,210	9,907	9,907
Accelerated vesting of stock options (5)	205,469	38,339	144,642
Accelerated vesting of restricted stock (5)	1,363,544	27,272	54,537
Tax gross-up payment (6)	—	—	—
Total	$3,082,223	$622,268	$751,786
____________________

(1)	As of December 28, 2006, Ms. Vickery was no longer employed by the Company and, therefore, the Company had no potential obligations to her assuming a Change in Control on December 31, 2006.

(2)	Represents 24 months annual salary for Mr. Hall and 18 months annual salary for Messrs. Clark and Macomber.

(3)	Represents 2 times the full 2006 incentive bonus target for Mr. Hall and 1.5 times the full 2006 bonus target for Messrs. Clark and Macomber.

(4)	Represents the portion of health and welfare benefits paid by the Company for a period of 24 months for Mr. Hall and 18 months for Messrs. Clark and Macomber.

(5)

These amounts are payable to the named executive officers pursuant to the terms of the grant documents governing those awards rather than the terms of the employment agreements. Represents the “in-the-money” value of stock options and restricted stock awards based on the Company’s closing stock price on January 3, 2007 ($7.48), the first trading day following the assumed termination date.

(6)	The amounts due to the named executive officers would not exceed the thresholds that would require tax gross-up payments to be made by the Company.

     The following table shows the Company’s potential payment and benefit obligations to each of its named executive officers assuming that they each terminated their employment during the 30-day period following the one-year anniversary of a Change in Control of the Company that is assumed to have occurred on December 31, 2006. (1)

	Mr. Hall	Mr. Clark	Mr. Macomber
Base salary severance payments (2)	$500,000	$202,500	$201,000
Incentive bonus payments (3)	250,000	70,875	70,350
Health and welfare benefits (4)	6,605	4,954	4,954
Accelerated vesting of stock options (5)	205,469	38,339	144,642
Accelerated vesting of restricted stock (5)	1,363,544	27,272	54,537
Tax gross-up payment (6)	—	—	—
Total	$2,325,618	$343,940	$475,483
____________________

(1)	As of December 28, 2006, Ms. Vickery was no longer employed by the Company and, therefore, the Company had no potential obligations to her assuming a Change in Control on December 31, 2006.

(2)	Represents 12 months annual salary for Mr. Hall and 9 months annual salary for Messrs. Clark and Macomber.

(3)	Represents the full 2006 incentive bonus target for Mr. Hall and 75% of the full 2006 bonus target for Messrs. Clark and Macomber.

(4)	Represents the portion of health and welfare benefits paid by the Company for a period of 12 months for Mr. Hall and 9 months for Messrs. Clark and Macomber.

(5)

These amounts are payable to the named executive officers pursuant to the terms of the grant documents governing those awards rather than the terms of the employment agreements. Represents the “in-the-money” value of stock options and restricted stock awards based on the Company’s closing stock price on January 3, 2007 ($7.48), the first trading day following the assumed termination date.

(6)	The amounts due to the named executive officers would not exceed the thresholds that would require tax gross-up payments to be made by the Company.

Director Compensation

Director Compensation Table

     The following table provides information on 2006 compensation for non-employee directors who served during 2006.

	Fees Earned or	Stock	Options	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($) (1)	($)	($)
Robert J. Kelly	$67,000	$ 0	$105,572	$ 0	$172,572
R. Judd Jessup	$26,000	$ 0	$35,574	$ 0	$61,574
Scott H. Kirk	$15,000	$ 0	$41,272	$ 0	$56,272
Steven V. Napolitano	$16,000	$ 0	$35,574	$ 0	$51,574
C.A. Lance Piccolo	$24,000	$ 0	$35,574	$ 0	$59,574
____________________

(1)

Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include awards granted in 2002, 2003, 2004, 2005 and 2006 for which we recognized expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth on the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

     On June 20, 2006, each director was granted 15,000 stock option awards with a grant-date fair market value of $55,785.

     The aggregate option awards outstanding for each person in the table set forth above as of December 31, 2006 is as follows:

Name	Aggregate Options Outstanding
Robert J. Kelly	155,000
R. Judd Jessup	130,000
Scott H. Kirk	155,000
Steven V. Napolitano	155,000
C.A. Lance Piccolo	230,000

SUMMARY OF DIRECTOR COMPENSATION

     Each director is paid $3,000 per meeting attended in person and $1,000 per telephonic meeting in which he participates. Each member of a Board committee is paid $1,000 per committee meeting, whether attending such meeting in person or via teleconference. Mr. Kelly, as Chairman of the Audit Committee, receives a $5,000 annual retainer. Mr. Kelly also received a $3,000 monthly fee for serving in his role as nonexecutive Chairman of the Board. Upon Mr. Hall being appointed Chairman of the Board on February 21, 2007, Mr. Kelly was named Lead Director and will receive a $2,000 monthly fee for serving in this capacity. In addition to cash compensation, outside directors have historically received stock option grants from time to time. On February 21, 2007, the outside directors received stock option grants and, for the first time, restricted stock awards. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending Board of Director and committee meetings. Mr. Hall will not receive any fees for his role as Chairman.

     Securities Authorized for Issuance under Equity Compensation Plans — The following table summarizes the Company’s employee stock purchase plan and various stock option plans as of December 31, 2006:

Equity Compensation Plan Information

	Number of securities	Weighted-average	Number of securities
	to be issued upon	exercise price of	remaining available
	exercise of	outstanding	for future issuance
	outstanding options,	options, warrants	under equity
Plan Category	warrants and rights	and rights	compensation plans
Stock Options
Equity compensation plans
approved by security holders	4,060,897 (1)	$4.09	1,035,919
Equity compensation plans not
approved by security holders (2)	543,171 (3)	$4.46	11,328
Total Options	4,604,068	$4.13	1,047,247

Stock Purchase Plan
Equity compensation plans
approved by security holders	N/A	N/A	88,700 (4)
Equity compensation plans not approved by
security holders	—	—	—
____________________

(1)

Represents awards under the Company’s 1999 Amended and Restated Stock Incentive Plan (the “1999 Plan”) and 2005 Stock Incentive Plan (the “2005 Plan”). The Company’s stockholders approved each of the 1999 Plan and 2005 Plan at the annual stockholder meetings in May 2000 and June 2005, respectively. This figure does not include 48,125 shares of restricted stock issued and outstanding as of December 31, 2006 under the 2005 Plan.

(2)

Does not include the NovaMed, Inc. 2005 Restricted Stock Plan, which was not approved by stockholders. 250,000 restricted shares of Common Stock were issued under this plan to Mr. Hall upon his appointment in 2005 and no shares remain available for issuance under this plan.

(3)

The Board of Directors approved the 2000 Stock Incentive Plan on February 16, 2000 (the “2000 Plan”). The total number of shares reserved and available for issuance under the 2000 Plan was 500,000. Under the terms of the 2000 Plan as originally adopted, no awards could be made after May 16, 2000. The Board of Directors adopted the 2001 Stock Incentive Plan on April 2, 2001 (the “2001 Plan”). The total number of shares reserved and available for issuance under the 2001 Plan is 700,000. All other provisions of both of the 2000 Plan and 2001 Plan are substantially similar to the 1999 Plan.

(4)

Represents future shares of Common Stock that are available for issuance under the Company’s Amended and Restated 1999 Stock Purchase Program approved by the Company’s stockholders at its annual stockholder meeting in May 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company’s Compensation Committee currently consists of Messrs. Jessup, Kelly and Piccolo. No member of the Compensation Committee has been an officer or employee of the Company at any time. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee was appointed by the Board of Directors to assist it in overseeing the quality and integrity of the Company’s financial reports, financial reporting processes and internal control system, the performance and independence of the Company’s independent registered public accounting firm and related matters. The Audit Committee also considers questions of related party transactions and conflicts of interest between the Company and Board members or senior management. The Audit Committee operates under a written charter adopted by the Board of Directors that was attached as an appendix to the Company’s proxy statement for the 2005 Annual Meeting of Stockholders.

     Management is responsible for the Company’s financial reporting process, including its system of internal control and disclosure controls and procedures, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion as to whether those consolidated financial statements are free of material misstatement and presented in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee, monitor and review these processes. In fulfilling these responsibilities, the Audit Committee has not conducted auditing or accounting reviews or procedures, and the Audit Committee has relied on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in its report on the Company’s consolidated financial statements.

     The Audit Committee meets periodically with the Company’s management and its independent registered public accounting firm to discuss the Company’s financial reports, financial reporting processes and internal control system and other related items. The Audit Committee’s discussions with its independent registered public accounting firm include sessions at which management is not present. Since being retained as the Company’s independent registered public accountant on April 12, 2005, BDO Seidman, LLP (“BDO”) has had unrestricted access to the Audit Committee. The Company’s former independent registered public accountant, PricewaterhouseCoopers, LLP, notified the Audit Committee of its decision to resign as the Company’s independent accountants, effective April 12, 2005.

     At meetings on February 13, 2007 and March 13, 2007, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2006, with Company management and BDO representatives. The Audit Committee discussed with BDO and management the results of BDO’s audit and examination of the Company’s consolidated financial statements, the Company’s internal controls and disclosure controls and procedures, and the overall assessment of the quality of the Company’s financial accounting and reporting functions. The Audit Committee also discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61, and BDO provided the Audit Committee with the written disclosures and the letter required by the Independent Standards Board Standard No. 1. The Audit Committee discussed with BDO these materials and the firm’s independence from the Company.

     Based on the Audit Committee’s review and discussion with management and BDO, and the Audit Committee’s reliance on the representation of management that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee:
Robert J. Kelly, Chairman
R. Judd Jessup
C.A. Lance Piccolo

     The above report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Real Property Leases

     The Company has a lease agreement with First Colonial Trust Company, as trustee on behalf of Scott H. Kirk, M.D., a member of the Board of Directors, to lease approximately 4,000 square feet for the Company’s ambulatory surgery center that it owns and operates at this location. The Company paid $149,031 in rent during 2006. As of March 31, 2007, Dr. Kirk also beneficially owns more than 5% of the Company’s Common Stock.

National Medical Director and Limited Liability Company Member

     Scott H. Kirk, M.D., a member of the Board of Directors, is also the Company’s National Medical Director and a 10% member of NovaMed Surgery Center of River Forest, LLC, a subsidiary of the Company that owns and operates an ambulatory surgery center in River Forest, Illinois. A wholly owned subsidiary of the Company, NovaMed Management Services, LLC, is the majority owner and manager of this entity. In consideration for his duties as National Medical Director, on May 23, 2002, the Company granted Dr. Kirk options to acquire 100,000 shares of the Company’s Common Stock. The options vested monthly over a four-year period and are now fully vested. The aggregate amount of distributions made by NovaMed Surgery Center of River Forest, LLC for the year ending December 31, 2006 was $199,720, of which Dr. Kirk received his pro rata ownership percentage.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     The Company engaged BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm for the year ended December 31, 2006. In addition to auditing the financial statements for the year ended December 31, 2006, BDO also reviewed the Company’s financial statements for each quarter during 2006 and reviewed the Company’s internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002.

     On April 12, 2005, the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), notified the Company’s Audit Committee of its decision to resign as the Company’s independent registered public accounting firm. On the same day, the Audit Committee approved the replacement of PwC with BDO as the Company’s independent registered public accounting firm. In addition to auditing the financial statements for the year ended December 31, 2005, BDO also reviewed the Company’s financial statements for each quarter during 2005.

     The respective reports of PwC for the two fiscal years prior to its resignation and BDO for years ended December 31, 2005 and December 31, 2006 on the Company’s financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

     In connection with PwC’s audits of the Company for the fiscal years ended December 31, 2004 and December 31, 2003, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods. During the Company’s fiscal years ended December 31, 2004 and December 31, 2003, and through PwC’s resignation on April 12, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

     The Company filed with the Securities and Exchange Commission on April 18, 2005 a Current Report on Form 8-K describing PwC’s resignation and the engagement of BDO. Prior to such filing, the Company provided PwC with a copy of its Form 8-K disclosures and obtained a letter from PwC addressed to the Securities and Exchange Commission stating that PwC agreed with the Company’s disclosures. A copy of this letter from PwC was included with the Form 8-K filing.

     During the two most recent fiscal years prior to their appointment and through April 12, 2005, the Company did not consult with BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

     It is expected that a representative of BDO will be present at the Annual Meeting and be available to respond to questions. These representatives will also be given an opportunity to make a statement if they desire to do so.

DISCLOSURE OF AUDITOR FEES

     The following is a description of the fees billed to the Company by BDO during the years ended December 31, 2006 and 2005.

	2006	2005
Audit, Audit-Related and Tax Preparation and Compliance Fees:
Audit Fees (1):	$407,803	$316,041
Audit-Related Fees:	$—	$—
Tax Fees – Preparation and Compliance:	$—	$—
Total Audit, Audit-Related and Tax Preparation and Compliance Fees	$407,803	$316,041
Other Non-Audit Fees:
Tax Fees – Other:	$—	$—
Total Non-Audit Fees	$—	$—
Total Fees	$407,803	$316,041
____________________

(1)

Audit fees paid in 2006 and 2005 include $149,400 and $140,000, respectively, relating to the evaluation of accounting for new transactions and fees paid in connection with the Company’s review of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees paid in 2006 also include $50,000 relating to the restatement of the Company’s 2004 and 2003 financial statements. For further information about the restatement, see Note 2 of Notes to Consolidated Financial Statements included in the Company’s 2005 Annual Report on Form 10-K filed with the SEC.

     The Company’s Audit Committee approved all of the above services provided by BDO, in each case, prior to BDO’s engagement with respect thereto. The Company currently has no formal Audit Committee pre-approval procedures in place that permit management to engage the auditors with respect to additional services. It is currently the Company’s policy that the Audit Committee approves in advance all services to be provided by the auditors.

MISCELLANEOUS AND OTHER MATTERS

     Stockholder List — A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of, and the number of shares registered in the name of, each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours commencing May 8, 2007 and continuing through the date of the Annual Meeting, at the principal executive offices of the Company, 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611.

     Solicitation — The cost of this proxy solicitation will be borne by the Company. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

     Proposals of Stockholders — Proposals of stockholders to be considered for inclusion in the Company’s proxy statement and proxy for the 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) must be received by the Secretary of the Company by no later than January 12, 2008. Proposals of stockholders intended to be considered at the Company’s 2008 Annual Meeting must be received by the Secretary of the Company by no earlier than February 4, 2008, and no later than March 6, 2008.

     Other Business — The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement and the Company’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxies will vote such proxies as the Board of Directors directs.

By order of the Board of Directors,

John W. Lawrence, Jr.
Secretary

Chicago, Illinois
April 20, 2007

ALL STOCKHOLDERS ARE REQUESTED TO VOTE NOW, EITHER BY TELEPHONE OR THE INTERNET, OR BY COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY PROMPTLY.

C/O AMERICAN STOCK TRANSFER
6201 15TH AVE.
BROOKLYN, NY 11219

ANNUAL MEETING OF STOCKHOLDERS OF
NOVAMED, INC.

May 23, 2007

Proxy Voting Instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to NovaMed, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by NovaMed, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NOVMD1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NOVAMED, INC.

The Board of Directors recommends a vote FOR the listed nominees:
1.	Election of Class II Directors.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Nominess:	01) Robert J. Kelly 02) C. A. Lance Piccolo				☐	☐	☐

2.

Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

NOTE: Please date this Proxy and sign it exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please indicate your capacity. If you sign for a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If you sign for a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

PLEASE VOTE, SIGN EXACTLY AS NAME APPEARS HEREON, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

				Yes	No

Please indicate if you plan to attend this meeting.				☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

‚ Please Detach and Mail in the Envelope Provided ‚

NOVAMED, INC.

980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoints Thomas S. Hall and Scott T. Macomber and each of them, with full power of substitution, as attorneys and proxies for, and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of NovaMed, Inc. to be held at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, on Wednesday, May 23, 2007 at 2:00 p.m., Chicago time, and at any adjournments or postponements thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued, and to be signed and dated, on reverse)